                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   Form 8-K/A
                                   ----------

                                 Amendment No. 1

                     PURSUANT TO SECTION 13 or 15(d) OF THE
                         SECURITIES EXCHANGE ACT Of 1934

Date of Report:(Date of earliest Event reported)          May 1, 1997

Commission File Number     0-15902
                       ---------------------------------------------------------

                                ESSEF Corporation
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

           Ohio                                         34-0777631
--------------------------------------------------------------------------------
(State or other jurisdiction of                      (I.R.S. Employer
 incorporation or organization)                      Identification No.)

    220 Park Drive, Chardon, Ohio                        44024
--------------------------------------------------------------------------------
(Address of principal executive offices)               (Zip Code)

Registrant's telephone number, including area code  (216) 286-2200
                                                  ------------------------------
                                None
--------------------------------------------------------------------------------
Former name, former address and former fiscal year, if changed since last report.

                 AMENDMENT TO 8-K FILING SUBMITTED MAY 15, 1997.

This amendment to the current report on Form 8-K of Essef Corporation, (the "Company") relating to the Company's acquisition on May 1, 1997 of substantially all of the assets (the "acquired assets")of General Aquatics, Inc. and its wholly owned subsidiaries, Anthony and Sylvan Pools, Inc., KDI American Products, Inc. and KDI Paragon, Inc. (collectively the "Sellers")is being filed to include in said report the financial statements and pro-forma financial information required pursuant to Item 7 of this report which were omitted from the original report.

Item 7.  Financial Statements

(a)     Financial Statements of Business Acquired.

         (i) Audited Consolidated Financial Statements of General Aquatics, Inc. for the years ended December 31, 1996 and 1995.

         (ii) Unaudited Condensed Consolidated Financial Statements of General Aquatics, Inc. for the three months ended March 31, 1997.

(b)     Pro Forma Financial Statements

         (i) Description of Unaudited Pro Forma Condensed Combined Financial Statements

         (ii) Unaudited Proforma Condensed Combined Balance Sheet as of March 31, 1997.

         (iii) Unaudited Proforma Condensed Combined Statement of Operations for the six months ended March 31, 1997.

         (iv) Unaudited Proforma Condensed Combined Statement of Operations for the year ended September 30, 1996.

         (v)      Notes to Unaudited Proforma Condensed Combined Financial
                  Statements.

(a)(i) Audited Consolidated Financial Statements of General Aquatics, Inc. for the years ended December 31, 1996 and 1995.



                              ARTHUR ANDERSEN LLP








                             GENERAL AQUATICS, INC.

                       CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 1996 AND 1995
                         TOGETHER WITH AUDITORS' REPORT

                              ARTHUR ANDERSEN LLP




                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
                    ----------------------------------------

To the Shareholders of
General Aquatics, Inc.:

We have audited the accompanying consolidated balance sheets of General Aquatics, Inc. (a Delaware corporation) and subsidiaries, (the Company) as of December 31, 1996 and 1995, and the related consolidated statements of income and shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1996 and 1995, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles


                                             /s/ ARTHUR ANDERSEN LLP

                                             ARTHUR ANDERSEN LLP

Los Angeles, California
February 14, 1997

                             GENERAL AQUATICS, INC.
                             ----------------------

            CONSOLIDATED BALANCE SHEETS - DECEMBER 31, 1996 AND 1995
            --------------------------------------------------------

                                     ASSETS
                                     ------

                                                       1996               1995
                                                   ------------       ------------

CURRENT ASSETS:
        Cash and cash equivalents                  $  2,624,000       $  1,848,000
        Accounts receivable, net of allowance
          for doubtful accounts of $1,000,000
          and $800,000, respectively                 12,560,000          7,761,000
        Inventories                                  15,069,000         11,353,000
        Prepaid expenses                                906,000            479,000
                                                   ------------       ------------
        Total current assets                         31,159,000         21,441,000
                                                   ------------       ------------

PROPERTY, PLANT AND EQUIPMENT, at cost:
        Land                                            611,000            611,000
        Building                                      2,456,000          1,885,000
        Leasehold improvements                        2,144,000          2,325,000
        Machinery and equipment                      23,398,000         19,986,000
                                                   ------------       ------------
                                                     28,609,000         24,807,000

        Less--  Accumulated depreciation
                and amortization                    (16,723,000)       (14,782,000)
                                                   ------------       ------------
                                                     11,886,000         10,025,000
                                                   ------------       ------------

OTHER ASSETS:
        Goodwill, net of accumulated amortization
          of $152,000 in 1996                         2,576,000               -
        Deferred income taxes, net                    1,316,000          1,300,000
        Other, net of accumulated amortization of
          $5,000 in 1996                                817,000            436,000
                                                   ------------       ------------
                                                   $ 47,754,000       $ 33,202,000
                                                   ============       ============

                  The accompanying notes are an integral part
                     of these consolidated balance sheets.

                             GENERAL AQUATICS, INC.
                             ----------------------

            CONSOLIDATED BALANCE SHEETS - DECEMBER 31, 1996 and 1995
            --------------------------------------------------------

                      LIABILITIES AND SHAREHOLDERS' EQUITY
                      ------------------------------------


                                                            1996             1995
                                                        -----------      -----------

CURRENT LIABILITIES:
  Advances under bank Line of credit                    $ 5,363,000      $ 2,786,000
  Current portion of long-term debt                       1,762,000        2,083,000
  Accounts payable                                        7,590,000        4,098,000
  Billings in excess of costs and estimated
    fees on contracts in progress                         3,642,000        1,875,000
  Accrued expenses:
    Payroll and related                                   3,110,000        1,064,000
    Accrued pension costs                                 1,031,000        1,112,000
    Other                                                 3,288,000        3,063,000
                                                        -----------      -----------

  Total current liabilities                              25,786,000       16,081,000
                                                        -----------      -----------

LONG-TERM DEBT, net of current portion                   10,885,000       10,292,000

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:

  Preferred stock -- $1.00 par value, 500,000
    authorized; none issued or outstanding                      -                -
  Capital stock -- $.01 par value, 10,000,000
    authorized; issued and outstanding 1,100,000
    shares and 1,000,000 shares as of December 31,
    1996 and 1995, respectively                              11,000           10,000
  Additional paid-in capital                              6,729,000        6,055,000
  Retained earnings                                       4,343,000          764,000
                                                        -----------      -----------
        Total shareholders' equity                       11,083,000        6,829,000
                                                        -----------      -----------

                                                        $47,754,000      $33,202,000
                                                        ===========      ===========

                  The accompanying notes are an integral part
                     of these consolidated balance sheets.

                             GENERAL AQUATICS, INC.
                             ----------------------

                       CONSOLIDATED STATEMENTS OF INCOME
                       ---------------------------------

                 FOR THE YEARS ENDED DECEMBER 31, 1996 and 1995
                 ----------------------------------------------

                                                  1996                1995
                                             -------------       -------------

SALES                                        $ 169,857,000       $ 104,969,000
COST OF SALES                                  117,834,000          73,337,000
                                             -------------       -------------
    Gross profit                                52,023,000          31,632,000
                                             -------------       -------------
SELLING, GENERAL AND ADMINISTRATIVE             45,741,000          28,969,000

    Income from operations                       6,282,000           2,663,000

OTHER INCOME (EXPENSE):
  Management fees paid to former parent                -            (1,600,000)
  Interest expense                              (2,038,000)           (610,000)
  Other, net                                       767,000             311,000
                                             -------------       -------------

    Income before provision for
      income taxes                               5,011,000             764,000

PROVISION FOR INCOME TAXES                       1,432,000                 -
                                             -------------       -------------
  Net income                                 $   3,579,000       $     764,000
                                             =============       =============






                  The accompanying notes are an integral part
                       of these consolidated statements.

                             GENERAL AQUATICS, INC.
                             ----------------------

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                 ----------------------------------------------

                 FOR THE YEARS ENDED DECEMBER 31, 1996 and 1995
                 ----------------------------------------------

                                        Common Stock              Additional
                                 ---------------------------       Paid-In          Retained
                                    Shares          Amount         Capital          Earnings          Total
                                 -----------     -----------     -----------      -----------     -----------

Balance, December 31, 1994               -       $       -       $ 6,065,000      $       -       $ 6,065,000

Effect of Restructuring at
        August 31, 1995            1,000,000          10,000         (10,000)             -

Net income                               -               -               -            764,000         764,000
                                 -----------     -----------     -----------      -----------     -----------
Balance, December 31, 1995         1,000,000          10,000       6,055,000          764,000       6,829,000

Stock issued for acquisition
        (Note 1)                     100,000           1,000         674,000              -           675,000

Net income                               -               -               -          3,579,000       3,579,000
                                 -----------     -----------     -----------      -----------     -----------
Balance, December 31, 1996         1,100,000     $    11,000     $ 6,729,000      $ 4,343,000     $11,083,000
                                 ===========     ===========     ===========      ===========     ===========






                  The accompanying notes are an integral part
                       of these consolidated statements.

                             GENERAL AQUATICS, INC.
                             ----------------------

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     -------------------------------------

                 FOR THE YEARS ENDED DECEMBER 31, 1996 and 1995
                 ----------------------------------------------

                                                        1996              1995
                                                    -----------       -----------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                        $ 3,579,000       $   764,000
  Adjustments to reconcile net income to
    cash provided by operating activities:
      Depreciation and amortization                   3,025,000         2,034,000
      Noncash interest expense                          463,000               -
      Provision for doubtful accounts                   207,000           234,000
      Loss on sale of property and equipment              4,000             1,000
      Decrease (increase) in:
          Accounts receivable                        (3,633,000)         (152,000)
          Inventories                                  (643,000)         (556,000)
          Prepaid expenses                             (427,000)          (20,000)
          Deferred taxes                                (97,000)         (342,000)
          Other                                          17,000           (79,000)
      Increase (decrease) in:
          Accounts payable                            2,455,000             1,000
          Billings in excess of costs and fees on
            contracts in progress                     1,760,000           (17,000)
          Accrued expenses                             (526,000)          477,000
                                                    -----------       -----------
            Net cash provided by operating
              activities                              6,184,000         2,345,000
                                                    -----------       -----------

CASH FLOWS FROM INVESTING ACTIVITIES:

  Purchases of property and equipment                (1,868,000)       (3,027,000)
  Proceeds from sale of property and equipment            6,000            28,000
  Anthony Acquisition Costs                            (223,000)              -
                                                    -----------       -----------
            Net cash used in investing activities    (2,085,000)       (2,999,000)
                                                    -----------       -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on term debt                              (5,042,000)              -

Net borrowings on bank line of credit                 2,577,000         2,786,000
  Payments on trust note                               (475,000)         (898,000)
  Payments on capital lease obligation                 (383,000)         (406,000)
                                                    -----------       -----------
            Net cash provided by financing
              activities                             (3,323,000)        1,482,000
                                                    -----------       -----------

NET INCREASE IN CASH AND CASH EQUIVALENTS               776,000           828,000

CASH AND CASH EQUIVALENTS, beginning
  of year                                             1,848,000         1,020,000
                                                    -----------       -----------

CASH AND CASH EQUIVALENTS, end of year              $ 2,624,000       $ 1,848,000
                                                    ===========       ===========




                  The accompanying notes are an integral part
                       of these consolidated statements.

                             GENERAL AQUATICS, INC.
                             ----------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                           DECEMBER 31, 1996 and 1995
                           --------------------------

1.      Organization and Business
        -------------------------

The Company, through its divisions and subsidiaries, is involved in various aspects of the pool industry. The main divisions and subsidiaries and their businesses are summarized as follows:

        KDI AMERICAN PRODUCTS (AMERICAN) - American manufactures underwater lights, pumps, filters, skimmers, blowers, fittings, valves and vacuums for swimming pools, spas, and jetted tubs. American services a global market through direct company salesmen and a network of manufacturing representatives and exporters. Currently, American distributes products from its facilities in California, Florida, and New Jersey. Manufacturing is done in Moorpark, California.

        KDI ANTHONY & SYLVAN POOLS (SYLVAN) - Sylvan is involved in the construction of residential and commercial in-ground concrete swimming pools, as well as servicing swimming pools and retail sales of chemicals and pool related products. Sales of pools are made directly to the property owners and retail sales are made through company owned stores.

        KDI PARAGON (PARAGON) - Paragon manufactures deck and underwater equipment geared towards the commercial, institutional and municipal swimming pool markets. In 1996 Paragon's manufacturing facility moved from Pleasantville, New York to LaGrangeville, New York.

In August 1995, KDI Corporation (KDI or former parent) completed a restructuring under which three of its operating subsidiaries (KDI American, KDI Paragon, and KDI Sylvan) were transferred to General Aquatics, Inc. (a holding company), a newly formed Delaware corporation. The accompanying financial statements include the accounts of the three operating subsidiaries for the years ended December 31, 1996 and 1995 and the results of the holding company for the period from incorporation (September 1, 1995) to December 31, 1995 and the year ended December 31, 1996. The equity of the former parent in the three operating subsidiaries (net of effect of the "push down" of approximately $12,350,000 of debt) has been recorded as additional paid-in capital in the accompanying statement of shareholders' equity. The restructure did not effect the recorded values of the assets and liabilities in the financial statements.

On March 6, 1996, the Company purchased the assets of Anthony Pools, a division of Anthony Industries, Inc. for $6,253,000. Anthony Pools was primarily involved in the construction of residential pools. The purchase price was paid by the issuance of subordinated debt of $6,178,000 (discounted to $5,355,000), warrants to purchase 455,556 shares of common stock (at $13.56 per share), and 100,000 shares of common stock. The Company also paid $223,000 of acquisition expenses. The purchase price was allocated to the net assets acquired, based on estimated fair value, as follows:

          Current Assets                   $ 4,446,000
          Property, plant & equipment        2,517,000
          Other assets                         322,000
          Current liabilities               (3,760,000)
          Goodwill                           2,728,000
                                           -----------
                                           $ 6,253,000
                                           ===========

The acquisition has been accounted for by the purchase method and accordingly, the results of Anthony have been included with those of the company since the date of acquisition. Goodwill resulting from the transaction is being amortized on a straight line basis over fifteen years.

The following table presents unaudited proforma information as if Anthony had been acquired at the beginning of 1995:

                                    1996               1995
                               -------------      -------------

        Sales                  $ 173,697,000      $ 170,318,000
                               =============      =============
        Net income (loss)      $   3,429,000      $    (951,000)
                               =============      =============


2.      Summary of Significant Accounting Policies
        ------------------------------------------

        Principles of Consolidation
        ---------------------------

        The consolidated financial statements include the accounts of General Aquatics, Inc. and its wholly owned subsidiaries (the Company) . All intercompany balances and transactions have been eliminated.

        Concentration of Risks and Uncertainties
        ----------------------------------------

        A large portion of the Company's customer base is located in the following states: California, Florida, New Jersey, Ohio, Pennsylvania, Nevada and Texas. Construction and sales of pools and related products are strongest in the spring and summer months. During 1996 and 1995, no customers accounted for more than 10 percent of total sales.

        Depreciation and Amortization
        -----------------------------

        Depreciation and amortization are computed using primarily the straight-line method over the following estimated useful lives:

        Building                        10 to 40 years
        Machinery and equipment         3 to 10 years
        Leasehold improvements          5 to 10 years or remaining
                                          life of lease, if shorter
        Goodwill (Note 1)               15 years

        The Company follows the policy of capitalizing expenditures that materially increase the asset life and charging ordinary maintenance and repairs to operations as incurred. When assets are sold or otherwise disposed of, the cost and related reserves are removed from the accounts and any resulting gain or loss is included in operations.

        Revenue Recognition
        -------------------

        Revenues from the sale of products or services are recognized upon shipment. Revenues from construction contracts are recognized on the percentage-of-completion accounting method. Projected losses on individual contracts are provided for in their entirety in the year the loss becomes known.

        Statement of Cash Flows
        -----------------------

        For purposes of the statement of cash flows, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

        The purchase of the net assets of Anthony Pools was a non-cash transaction as debt of $5.4 million and 100,000 shares of common stock and 455,556 warrants were issued for the purchase.

        During 1996 and 1995 the Company paid $1,546,000 and $610,000 for interest, respectively and $1,022,000 and $136,000 for income taxes, respectively. During 1996 and 1995 the Company entered into capital leases of $355,000 and $350,000, respectively.

        Use of Estimates in the Preparation of Financial Statements
        -----------------------------------------------------------

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Reclassifications
        -----------------

        Certain reclassifications have been made to the prior year balances to conform with the current year presentation.

3.      Inventories
        -----------

Inventories include costs of materials, labor and manufacturing overhead and are stated at the lower of cost (first-in, first-out) or market and consist of the following:

                            1996            1995
                        -----------     -----------

        Raw materials   $ 7,230,000     $ 4,978,000
        Work in process   2,285,000       1,517,000
        Finished goods    5,554,000       4,858,000
                        -----------     -----------
                        $15,069,000     $11,353,000
                        ===========     ===========

4.      Advances Under Bank Line of Credit
        ----------------------------------

In December 1996 the Company refinanced its debt. The agreement allows for a revolving line of credit for borrowings up to $20 million, subject to sublimits based on accounts receivable, inventory and equipment levels. Interest is payable at the bank's prime rate (8.25 percent at December 31, 1996) plus .75 percent or the Eurodollar rate plus 2.00 percent. The line of credit is secured by accounts receivable, inventories and equipment and expires November 30, 1999. As of December 31, 1996 and 1995, there was $5,363,000 and $2,786,000 outstanding under the lines of credit agreements, respectively.

5.      Notes Payable
        -------------

        Notes payable consist of the following:

                                                             1996              1995
                                                         ------------      ------------

        Subordinated note payable to Anthony
        Industries, Inc. (See Note 1) totaling
        $6,178,000 due March 1, 2001.  Interest
        payable semiannually at 5.61 percent
        commencing September 1, 1996.  Interest
        charged through March 1, 1997 is converted
        to notes with similar terms to the original
        The note has been discounted to reflect a
        9 percent interest rate                          $  5,781,000      $     -

        Term notes with bank, principal and
        interest payable monthly bearing interest
        at prime (8.25 percent at December 31,
        1996) plus 1.00 percent or Eurodollar plus
        2.25 through November 30, 1999                      4,958,000        10,000,000

        Contingent subordinated note payable to
        trust for claims and administration
        expenses resulting from the restructuring
        (Note 1), bears no interest and obligation
        expires December 31, 2005                             627,000         1,102,000

        Junior subordinated note payable, interest
        accrues at 8 percent, principal and interest
        due June 15, 2002                                     395,000           359,000

        Capital leases (Note 6)                               886,000           914,000
                                                         ------------      ------------
                                                           12,647,000        12,375,000
                Less -- current portion                    (1,762,000)       (2,083,000)
                                                         ------------      ------------
                                                         $ 10,885,000      $ 10,292,000
                                                         ============      ============

        The line of credit and term notes agreements contain certain restrictive covenants regarding the Company's financial position, which the Company was in compliance with at December 31, 1996.

        Principal payments to be made on long-term debt as of December 31, 1996 are as follows:

        Year ending December 31,

                     1997        $ 1,762,000
                     1998            945,000
                     1999          3,745,000
                     2000             19,000
                     2001          5,781,000
                     Thereafter      395,000
                                 -----------
                                 $12,647,000
                                 ===========

6.      Commitments and Contingencies
        -----------------------------

        Leases
        ------

        The Company leases several facilities under lease agreements with varying terms expiring through Fiscal 2005. Rent expense for these facilities for the year ended December 31, 1996 and 1995 was $3,107,000 and $2,670,000, respectively. The Company also leases certain equipment under long-term capital leases expiring at various dates through February 2000.

        The minimum aggregate rental commitments under both capital and operating leases, with an initial or remaining noncancelable term of more than one year, are as follows:

                                      Capital        Operating
                                      Leases           Leases            Total
                                   -----------       -----------      -----------

        Year ended December 31:
          1997                     $   706,000       $ 3,070,000      $ 3,776,000
          1998                         205,000         1,662,000        1,867,000
          1999                          95,000         1,141,000        1,236,000
          2000                          22,000           832,000          854,000
          2001                             -             532,000          532,000
        Thereafter                         -             664,000          664,000
                                   -----------       -----------      -----------
                                     1,028,000       $ 7,901,000      $ 8,929,000
                                                     ===========      ===========
Less--Amount representing interest
        (8 percent to 10 percent)     (142,000)
                                   -----------

Present value of minimum lease
          payments                     886,000
Less--Current portion                 (611,000)
                                   -----------
                                   $   275,000
                                   ===========

        As of December 31, 1995, the Company was contingently liable for outstanding letters of credit which totaled approximately $2,500,000. None were outstanding as of December 31, 1996.

        Litigation
        ----------

        Certain claims, suits and complaints arising out of the normal course of business have been filed or are pending against the Company. Based on the facts known to the Company, management believes the outcome of all such matters will not have a material adverse affect on the financial position of the Company.

        Employment agreements
        ---------------------

        The Company and its subsidiaries have employment agreements with certain key executives. These agreements have terms ranging from one to two years. Under specified circumstances, including change in control, the agreements provide for lump sum payments upon termination of the agreements by the Company, which payments are based upon annual compensation.

7.      Stock Option Plan
        -----------------

In October 1995 the Company established it's 1995 stock option plan (the Plan). Under the Plan, incentive stock options can be granted at prices not less than 100 percent of the fair market value at the date of grant while nonqualified options can be granted at not less than 85 percent of the fair market value at the date of grant. Options are excercisable one third at grant date and one third and one third on the first and second anniversary of the grant date, respectively.

The Company accounts for this plan under Accounting Principles Board Opinion No. 25, under which no compensation cost has been recognized for the employee stock option award. Had compensation cost for the employee stock option award been determined consistent with Statement of Financial Accounting Standards No. 123, the Company's net income would have been reduced to the following pro forma amounts:

                                    1996          1995
                                ----------      --------

Net income      As Reported     $3,579,000      $764,000
                Pro Forma       $3,429,000      $697,000

The fair value of each option grant is estimated on the date of grant using an option pricing model with the following weighted-average assumptions used for grants in 1996: risk-free interest rates of 8.0 percent; no expected dividend yield; expected lives of 5 to 7 years; no expected volatility.

Stock option information with respect to the Company's stock option plan is as follows:

                             Common                                        Option       Aggregate
                             Shares         Available         Options       Price        Option
                            Reserved        for Grant       Outstanding   Per share       Price
                           ----------      ----------       ----------    ---------    ----------
December 31, 1994                 -               -                -        $ -        $      -
        Plan adoption         111,111         111,111              -          -               -
        Granted                   -          (111,111)         111,111       6.75         749,999
                           ----------      ----------       ----------      -----      ----------
December 31, 1995             111,111             -            111,111       6.75         749,999
        Authorized            125,000         125,000              -          -               -
        Granted                   -           (99,890)          99,890       6.75         674,258
                           ----------      ----------       ----------      -----      ----------
December 31, 1996             236,111          25,110          211,001      $6.75      $1,424,257
                           ==========      ==========       ==========      =====      ==========


8.      Defined Contribution Plan (401k Plan)
        -------------------------------------

In conjunction with the restructuring (Note 1) the Company amended and restated the existing plan to spin-off the members accounts relating to American, Sylvan and Paragon to the General Aquatics, Inc. Employee Retirement Benefit Plan (the
Plan). The Plan covers all eligible employees. The Company contributes an amount not to exceed six percent of the participant's compensation. Employee contributions become vested immediately and employer contributions vest ten percent per year through the fourth year and twenty percent annually thereafter. Employer contributions in fiscal 1996 and 1995 totaled approximately $572,000 and $587,000.

9.      Defined Benefit Plan
        --------------------

The Company maintains a defined benefit pension plan which covers employees who were participants as of December 31, 1991. No new participants have been permitted to join the plan after December 31, 1991. Retirement benefits under this plan are determined using actuarial estimates based on years of service and the employee's total compensation. The Company's funding policy is to contribute amounts sufficient to fund at least the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974.

A summary of the components of the net periodic pension costs for the Company's plan for the years ended December 31, 1996 and 1995, respectively are as follows:

                                                              1996            1995
                                                           ---------       ---------

        Service cost-benefit earned during the period      $  18,000       $  11,000
        Interest cost on projected benefit obligation        122,000         128,000
        Actual (return) loss on plan assets                 (139,000)         41,000
        Net amortization and deferral                        132,000         (79,000)
                                                           ---------       ---------
        Net periodic pension expense                       $ 133,000       $ 101,000
                                                           =========       =========

        The assumptions used to determine pension expense were:

                                                                1996        1995
                                                              -------     --------

        Discount rate                                           7.75%       7.25%
        Range of percentage increase in compensation levels     N/A         N/A
        Expected long-term rate of return on assets             7.75%       9.00%

        The following table sets forth the funded status of the plan and amount recognized in the Company's balance sheet at December 31:

                                                           1996              1995
                                                        -----------       -----------

        Accumulated benefits obligation                 $1,853,000        $ 1,988,000
        Effect of future pay increase                           -                 -
                                                        -----------       -----------

        Projected benefit obligation                      1,853,000         1,988,000
        Plan assets at fair market value                   (822,000)         (876,000)
                                                        -----------       -----------

        Projected benefit obligation in excess
          of plan assets                                  1,031,000         1,112,000
        Unrecognized net loss                              (850,000)       (1,038,000)
        Additional minimum pension liability                850,000         1,038,000
                                                        -----------       -----------
        Accrued pension costs                           $ 1,031,000       $ 1,112,000
                                                        ===========       ===========

10.     Income Taxes
        ------------

The Company accounts for taxes to comply with the provisions of the Financial Accounting Standards Board Statement No. 109 Accounting for Income Taxes (SFAS
109). Under SFAS 109, deferred income tax assets or liabilities are computed based on temporary differences between the financial statements and income tax bases of assets and liabilities using the enacted marginal income tax rate in effect for the year in which the differences are expected to reverse. Deferred income tax expenses or credits are based on changes in the deferred income tax assets or liabilities from period to period. The approximate tax effect of temporary differences which give rise to significant deferred tax liabilities and assets are as follows:

                                                  1996              1995
                                              -----------       -----------

        Depreciation and amortization         $  (561,000)      $  (637,000)
        Reserves                                1,512,000         1,442,000
        Accrued liabilities                       376,000           371,000
        Inventory capitalization                  350,000           307,000
        Purchase price discount (Note 1)         (380,000)              -
        Other                                      19,000           (33,000)
                                              -----------       -----------
        Deferred tax asset                      1,316,000         1,450,000
        Valuation allowance                           -            (150,000)
                                              -----------       -----------
        Net deferred tax asset                $ 1,316,000       $ 1,300,000
                                              ===========       ===========

A reconciliation of the provision for income taxes to the amount computed at the federal statutory rate is as follows:

                                                    1996              1995
                                                 -----------       -----------

        Federal income tax provision at
          the statutory rate                     $ 1,704,000       $   260,000
        State taxes, net of federal benefit          301,000            46,000
        Credit utilized                             (100,000)              -
        Utilization of net operating loss
          carryforward                              (384,000)         (306,000)
        Change in valuation allowance               (150,000)              -
        Other                                         61,000               -
                                                 -----------       -----------
        Provision for income taxes               $ 1,432,000       $       -
                                                 ===========       ===========

11.     Related Party Transactions
        --------------------------

During the period that the operating subsidiaries were owned by the former parent in 1995, the subsidiaries received charges of $2.3 million from the former parent. The $2.3 million represented intercompany interest on the debt "pushed down", management fees and distributions of $700,000 to the parent.

12.     New Authoritative Pronouncements
        --------------------------------

In March 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 (SFAS 121), "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of", which requires impairment losses to be recorded on long-lived assets used in operations when indications of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. The Company adopted SFAS 121 in 1996. The adoption did not have a significant impact on the financial statements of the Company.

(a)(ii) Unaudited Condensed Consolidated Financial Statements of General Aquatics, Inc. for the three months ended March 31, 1997.


                         GENERAL AQUATICS, INC.
              UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
                          AS OF MARCH 31, 1997
                         (Dollars in thousands)

ASSETS
------

Current Assets
   Cash and cash equivalents...............   $  2,528
   Accounts receivable, net ...............     22,648
   Inventories, net .......................     17,402
   Prepayments and other ..................        903
                                              --------
      Total current assets.................     43,481

Property, plant and equipment, net.........     11,712
Goodwill, net..............................      2,390
Other .....................................      3,097
                                              --------
                                              $ 60,680
                                              ========

LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------

Current Liabilities
   Notes payable..........................    $ 14,912
   Current maturities of long-term debt...         991
   Accounts payable.......................      17,319
   Accrued expenses.......................       7,487
   Accrued income taxes...................        (848)
                                              --------
      Total current liabilities                 39,861

Long-Term Debt ............................     11,371
Other Long-Term Liabilities................         19

Shareholders' Equity
   Common stock...........................         685
   Paid in capital........................       6,056
   Retained earnings......................       2,688
                                              --------

          Total shareholders' equity......       9,429
                                              --------
                                              $ 60,680
                                              ========




See notes to unaudited condensed consolidated financial statements.

                             GENERAL AQUATICS, INC.
            UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                    FOR THE THREE MONTHS ENDED MARCH 31, 1997
                             (Dollars in thousands)

   Net sales........................  $ 31,563

   Cost of sales....................    21,280
                                      --------

             Gross profit...........    10,283

   Operating expenses...............    12,166
                                      --------

             Loss from operations...    (1,883)

   Interest and other expense.......       490
                                      --------

   Loss before income taxes.........    (2,373)

   Provision for income taxes ......      (665)
                                      --------

             Net loss...............  $ (1,708)
                                      ========




See notes to unaudited condensed consolidated financial statements.

                             GENERAL AQUATICS, INC.
            UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                    FOR THE THREE MONTHS ENDED MARCH 31, 1997
                             (Dollars in thousands)

Cash Flows from Operating Activities
    Net income................................... $ (1,708)
    Adjustments to reconcile net income
    to net cash used in operating activities
        Depreciation and amortization............      847
        Other....................................      103
   Change in operating assets and liabilities
     Accounts receivable.........................  (10,088)
     Inventories.................................   (2,333)
     Prepayments and other assets................     (962)
     Accounts payable............................    6,087
     Accrued expenses............................     (791)
     Other long term liabilities.................       19
                                                  --------
        Net cash used in operating activities....   (8,826)
                                                  --------


Cash Flows from Investing Activities
    Additions to property, plant and equipment...     (534)
                                                  --------
           Net cash used in investing activities.     (534)
                                                  --------

Cash Flows from Financing Activities
    Net proceeds from long term debt.............    9,264
                                                  --------
        Net cash provided by financing activities    9,264
                                                  --------

Net decrease in cash and cash equivalents........      (96)

Cash and Cash Equivalents
  Beginning of period............................    2,624
                                                  --------
  End of period.................................. $  2,528
                                                  ========
Supplemental Cash Flow Information
Interest paid                                     $    396
                                                  ========




See notes to unaudited condensed consolidated financial statements.

                             GENERAL AQUATICS, INC.
         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) The accompanying Unaudited Condensed Consolidated Financial Statements contain all adjustments (consisting of only normal and recurring adjustments) which, in the opinion of management, are necessary to present fairly the consolidated financial position of General Aquatics, Inc. (the "Company") as of March 31, 1997, and the results of its operations and its cash flows for the three month period ended March 31, 1997.

     These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes thereto included in the Company's 1996 Audited Financial Statements. The results of operations for the three month period ended March 31, 1997 may not necessarily be indicative of the operating results for the full year.

(2)  Inventories

     Inventories include costs of materials, labor and manufacturing overhead and are stated at lower of cost ( first-in, first-out) or market and consist of following:

       (Dollars in thousands)                        March 31,
                                                       1997
                                                     ---------

         Raw materials......................          $ 8,163
         Work-in-process....................            1,909
         Finished goods.....................            7,330
                                                      -------
            Net Inventories.................          $17,402
                                                      =======


(3)  Subsequent Events

     On May 1, 1997 the Company sold substantially all of its assets to subsidiaries of Essef Corporation, a publicly traded Company, for $68,550,000 plus the assumption of $8,081,000 in working capital debt. All outstanding debt as of the date of acquisition that was not assumed by the purchaser was paid off by the selling shareholders with the proceeds received on the sale.


(4)  Litigation

     Certain claims, suits and complaints arising out of the normal course of business have been filed or are pending against the Company. Based on the facts known to the Company, management believes the outcome of all such matters will not have a material adverse affect on the financial position of the Company.

(b)   PRO FORMA FINANCIAL STATEMENTS

(b)(i)             DESCRIPTION OF UNAUDITED PROFORMA CONDENSED
                           COMBINED FINANCIAL STATEMENTS

The following Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 1997 and the Unaudited Condensed Combined Statements of Income for the twelve months ended September 30, 1996 and the six months ended March 31, 1997, give effect to the acquisition of substantially all of the assets of General Aquatics, Inc. accounted for using the purchase method of accounting. The Unaudited Pro Forma Condensed Combined Financial Statements are based on the historical Consolidated Financial Statements of the Company and General Aquatics, Inc. under the assumptions and adjustments set forth in the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

The Unaudited Condensed Combined Balance Sheet assumes the transactions were consummated on March 31, 1997 and the Unaudited Condensed Combined Statements of Operations assume that the transactions were consummated as of the beginning of each respective period.

The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable. The allocations of the purchase price assigned to the assets acquired, including their related amortizations, and the liabilities assumed in the accompanying Unaudited Pro Forma Condensed Combined Financial Statements are based upon preliminary estimates and will be revised when the final fair value allocations are determined.

The Unaudited Pro Forma Condensed Combined Statements of Operations exclude any non recurring costs for merging the companies. Also excluded from the Unaudited Pro Forma Condensed Combined Statements of Operations are any benefits that could result from the transactions due to synergies that may have been derived unless those benefits were clearly determinable and were realized immediately following the acquisition.

The Unaudited Pro Forma Condensed Combined Financial Statements may not be indicative of the results that actually would have occurred if the transactions had been in effect on the dates indicated or which may be obtained in the future. The Unaudited Pro Forma Condensed Combined Financial Statements are based on the unaudited historical results and include various allocations and "carve out" adjustments that have been made to accurately reflect the historical results and the assets acquired and liabilities assumed.

(b)(ii)                 ESSEF CORPORATION AND SUBSIDIARIES
                               UNAUDITED PRO FORMA
                               CONDENSED COMBINED
                                  BALANCE SHEET
                              AS OF MARCH 31, 1997
                             (Dollars in thousands)

                                                            General           Pro Forma         Pro Forma
                                              Essef         Aquatics          Adjustments       Combined
                                            ---------      ---------         ---------         ---------
Current Assets
      Cash and cash equivalents .......     $   1,297      $   2,527         $       -         $   3,824
      Accounts receivable, net ........        52,661         21,970                 -            74,631
      Inventories, net ................        22,388         16,763               352(2)         39,503
      Prepayments and other ...........         1,837            885                 -             2,722
                                            ---------      ---------         ---------         ---------
         Total current assets .........        78,183         42,145               352           120,680

Property, plant and equipment, net ....        37,826         10,824             8,200(2)         56,850
Real estate held for sale .............         4,333              -                 -             4,333
Goodwill and other intangibles, net ...        13,664          2,390            35,900(2)         51,954
Other .................................         3,619          2,959             1,343(2)          7,921
                                            ---------      ---------         ---------         ---------
                                            $ 137,625      $  58,318         $  45,795         $ 241,738
                                            =========      =========         =========         =========

LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------

Current Liabilities
      Notes payable ...................     $   5,859      $  14,912         $ (14,912)(1)     $   5,859
      Current maturities of LTD .......         1,467            991                 -             2,458
      Accounts payable ................        17,314         17,191                 -            34,505
      Accrued expenses ................        11,033          6,245             3,000(2)         20,278
      Accrued income taxes ............         7,105           (846)                -             6,259
                                            ---------      ---------         ---------         ---------
         Total current liabilities ....        42,778         38,493           (11,912)           69,359

Long-Term Debt ........................        36,827         11,371            66,142(1)        114,340
Deferred Income Taxes .................           954              -                 -               954
Other Long-Term Liabilities ...........         1,117             19                 -             1,136

Shareholders' Equity
Common Stock ..........................        21,448            685              (685)(3)        21,448
Additional Paid in Capital ............                        6,056            (6,056)(3)             -
503,927 Treasury shares at cost .......        (7,962)             -                 -            (7,962)
Retained earnings .....................        41,860          1,694            (1,694)(3)        41,860
Foreign currency translation adjustment           603              -                 -               603
                                            ---------      ---------         ---------         ---------
      Total shareholders' equity ......        55,949          8,435            (8,435)           55,949
                                            ---------      ---------         ---------         ---------
                                            $ 137,625      $  58,318         $  45,795         $ 241,738
                                            =========      =========         =========         =========


See notes to unaudited pro forma condensed combined financial statements.

(b)(iii)               ESSEF CORPORATION AND SUBSIDIARIES
                      UNAUDITED PROFORMA CONDENSED COMBINED
                   STATEMENT OF OPERATIONS FOR THE SIX MONTHS
                              ENDED MARCH 31, 1997

                             (Dollars in thousands,
                               except share data)

                                                                 Pro Forma          Pro Forma
                                        Essef         GAI       Adjustments         Combined
                                      --------     --------     -----------         ---------

Net sales .......................     $ 95,323     $ 68,290      $                  $163,613

Cost of sales ...................       68,150       49,529           762(4)         118,441
                                      --------     --------      --------           --------

    Gross profit ................       27,173       18,761          (762)            45,172

Operating expenses ..............       20,270       21,204        (2,003)(5)         39,471
                                      --------     --------      --------           --------
   Income from operations .......        6,903       (2,443)        1,241              5,701

Interest and other expense ......        1,485          646         3,242(1,2)         5,373
                                      --------     --------      --------           --------

Income before income taxes ......        5,418       (3,089)       (2,001)               328

Provision for income taxes ......        1,896       (1,271)         (510)(6)            115
                                      --------     --------      --------           --------

Income from continuing operations        3,522       (1,818)       (1,491)               213

Income from discontinued
    operations ..................            -            -             -
                                      --------     --------      --------           --------

    Net income ..................     $  3,522     $ (1,818)     $ (1,491)          $    213
                                      ========     ========      ========           ========



Average shares and common share
equivalents outstanding..........    6,338,621                                     6,338,621



Primary Earnings Per Share

    Net income..................      $    .56                                      $    .03
                                      ========                                      ========



See notes to unaudited pro forma condensed combined financial statements.

(b)(iv)                ESSEF CORPORATION AND SUBSIDIARIES
                      UNAUDITED PROFORMA CONDENSED COMBINED
                   STATEMENT OF OPERATIONS FOR THE YEAR ENDED
                               SEPTEMBER 30, 1996

                             (Dollars in thousands,
                               except share data)

                                                                Pro Forma          Pro Forma
                                        Essef         GAI       Adjustments        Combined
                                      --------     --------     -----------        ---------
                                                    (Note 7)
                                                    --------

Net sales .......................     $193,788     $173,020     $                  $366,808

Cost of sales ...................      137,267      125,108        1,594(4)         263,969
                                      --------     --------     --------           --------

    Gross profit ................       56,521       47,912       (1,594)           102,839

Operating expenses ..............       39,589       46,281       (1,951)(5)         83,919
                                      --------     --------     --------           --------
   Income from operations .......       16,932        1,631          357             18,920

Interest and other expense ......        2,691        1,537        6,484(1,2)        10,712
                                      --------     --------     --------           --------

Income before income taxes ......       14,241           94       (6,127)             8,208

Provision for income taxes ......        4,974           38       (2,140)(6)          2,872
                                      --------     --------     --------           --------

Income from continuing operations        9,267           56       (3,987)             5,336

Income from discontinued
    operations ..................           59            -            -                 59
                                      --------     --------     --------           --------

    Net income ..................     $  9,326     $     56     $ (3,987)          $  5,395
                                      ========     ========     ========           ========



Average shares and common share
equivalents outstanding..........    6,591,274                                   6,591,274



Primary Earnings Per Share
    Net income..................         $1.42                                     $  .82
                                      ========                                     ========


See notes to unaudited pro forma condensed combined financial statements.

(b)(v)   NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(1)  Adjustment to (i) record debt proceeds used to finance the acquisition,
     (ii) record interest cost of acquisition debt; and (iii) eliminate General Aquatics debt that was not assumed.

(2) Adjustment to record the net assets acquired at fair market value and to include certain costs incurred in connection with the acquisition. Goodwill arising from the acquisition is assumed to be amortized over 40 years.

(3) Adjustment to eliminate the equity of General Aquatics as of date of acquisition.

(4) Adjustment to record cost of sales and depreciation expense related to write-up of inventory and property, plant and equipment to fair market value (See note 2).

(5) Adjustment to eliminate non-recurring corporate expenses which were eliminated immediately following the acquisition.

(6)  Adjustment required to record pro forma income tax expense.

(7) The results of operations of General Aquatics, Inc. for the year ended September 30, 1996, included in the pro forma financial statements differ from their actual results due to the inclusion of the pro forma results of Anthony Pools from the period October 1, 1995 to March 6, 1996, which was the date it was acquired by General Aquatics, Inc. from K2.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                             ESSEF Corporation
                                             (Registrant)

                                             Thomas B. Waldin
                                             ----------------------------------
                                             Thomas B. Waldin
                                             President and
                                             Chief Executive Officer
                                             (Principal Executive Officer)

                                             Stuart D. Neidus
                                             ----------------------------------
                                             Stuart D. Neidus
                                             Executive Vice President
                                             and Chief Financial Officer
                                             (Principal Financial Officer)

Date: July 15, 1997